Exhibit 1

Termination Agreement

This Termination Agreement is made as of February 20, 2004 by and between Internet Capital Group, Inc. (“ICG”) and Safeguard Scientifics, Inc. (“SSI”).

Whereas ICG and SSI entered into a Joint Venture Agreement dated as of October 26, 1999 with respect to their interest in eMerge Interactive, Inc.(the “JV Agreement”); and

Whereas ICG and SSI desire to terminate the JV Agreement.

NOW THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The JV Agreement is hereby terminated effective immediately.

2.	This Termination Agreement shall be governed by the laws of the State of Delaware as applied to contracts made and to be performed entirely within the state between residents of that state.

3.	This Termination Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first above written.

INTERNET CAPITAL GROUP, INC.		SAFEGUARD SCIENTIFICS, INC.

By:	/s/ Suzanne Niemeyer	By:	/s/ Christopher J. Davis

Name:	Suzanne Niemeyer	Name:	Christopher J. Davis
Title:	General Counsel	Title:	Managing Director and Chief Financial Officer